Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Augusta Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	(1)	(2)

	Equity	Preferred Stock, par value $0.0001 per share	457(o)	(1)	(2)

	Other	Warrants	457(o)	(1)	(2)

	Other	Subscription Receipts	457(o)	(1)	(2)
	Other	Units	457(o)	(1)	(2)

	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$200,000,000(2)	$0.0000927	$18,540(3)

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—		—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$200,000,000		$18,540

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$18,540

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of warrants to purchase common stock or preferred stock, such indeterminate number of subscription receipts which will entitle the holders to receive common stock, preferred stock, warrants or any combination thereof and such indeterminate number of units consisting of common stock, preferred stock and/or warrants and/or subscription receipts as shall have an aggregate initial offering price not to exceed $200,000,000. The securities registered also include (i) common stock that may be issued upon the conversion of preferred stock, (ii) common stock and preferred Stock that may be issued upon exercise of warrants or conversion of subscription receipts and (iii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder, including, in each case, an indeterminate number of common stock and preferred stock that may be issued pursuant to anti-dilution or adjustment provisions in preferred stock, warrants or subscription receipts issuable hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the maximum aggregate offering price.